FOR IMMEDIATE RELEASE

Contact:
Mark A. Klionsky,
Senior Vice President
CoStar Group, Inc.
(301) 280-3898
mklionsky@costar.com

CoStar Group, Inc. Announces First Quarter 2004 Results

Company’s Revenues in the First Quarter Increase 16.5%,
Pro Forma Earnings Triple Year over Year

BETHESDA, MD April 20, 2004—CoStar Group, Inc. (NASDAQ: CSGP) revenues increased 16.5% and pro forma earnings increased 220% in the first quarter of 2004 over the first quarter of 2003, the Company announced today. (Pro forma earnings is net income before purchase amortization included in cost of revenues and in operating expenses and the related income tax benefit.) The Company also reported GAAP-basis net income of $0.08 per share in the first quarter of 2004 compared to a GAAP-basis net loss of $(0.05) per share in the first quarter of 2003.

Year 2003-2004 Quarterly Results
($’s in millions, except per share data)

	2003				2004
	Q1	Q2	Q3	Q4	Q1
Revenues	$22.6	$23.2	$24.1	$25.3	$26.3
EBITDA	2.4	2.9	3.7	4.2	4.5
Pro forma earnings	1.0	1.4	2.1	2.8	3.1
Pro forma earnings per share	0.06	0.09	0.13	0.16	0.17
Net income (loss)	(0.8)	(0.4)	0.3	1.0	1.5
Net income (loss) per share — diluted	(0.05)	(0.02)	0.02	0.06	0.08
Weighted average outstanding shares — diluted	15.8	15.9	16.5	17.8	18.7

Revenues for the first quarter of 2004 were $26.3 million, increasing sequentially by 4.0% for the first quarter of 2004 over the fourth quarter of 2003. CoStar has reported revenue increases in 23 consecutive quarters since its IPO.

“A number of factors contributed to our strong revenue and earnings growth in the first quarter of 2004,” stated CoStar President & CEO Andrew C. Florance. “Our new service platform provides a clear technology advantage over other services in the marketplace and is paying off in sales to new customers and renewal rates that are substantially higher than a year ago. In addition, improving market conditions and renewed optimism among our customers are providing us with a more favorable sales environment than we have seen in several years.”

The renewal rate for CoStar’s subscription services increased approximately five percentage points to over 90% in the first quarter of 2004 compared to the first quarter of 2003. In addition, during the first quarter of 2004, CoStar Property Professional™ and CoStar COMPS Professional™ recorded their highest usage levels since CoStar began tracking usage activity in December 2002.

For the quarter ended March 31, 2004, GAAP-basis net income increased to $1.5 million or $0.08 per share, compared to a net loss of $(843,000) or ($0.05) per share for the first quarter of 2003. Pro forma earnings improved to $3.1 million or $0.17 per share for the first quarter of 2004 compared to pro forma earnings of $972,000 or $0.06 per share for the same quarter in 2003. EBITDA (earnings before interest, taxes, depreciation and amortization) increased 93.5% to $4.5 million for the first quarter of 2004 compared to EBITDA of $2.4 million for the first quarter of 2003.

As of March 31, 2004, the Company had $104.6 million in cash, cash equivalents, and short-term investments, an increase of $7.2 million compared to December 31, 2003. This increase resulted from growing EBITDA, improved cash collections and $1.9 million of proceeds from stock option exercises of approximately 240,000 shares of common stock during the first quarter. The Company has no long-term debt.

“For the second quarter of 2004, we expect continued overall sequential quarterly revenue growth of approximately 4%, and pro forma earnings of approximately $0.17 per share,” stated Frank A. Carchedi, CoStar’s Chief Financial Officer. “Adjusting these pro forma amounts for purchase amortization and the related income tax benefit, which we expect to be consistent with the amounts for the first quarter of 2004, we expect GAAP-basis net income of approximately $0.08 per share in the second quarter of 2004. In the second quarter, we are beginning to invest in our 21-market expansion and we continue to focus on balancing that investment in long-term growth with continued earnings from the existing platform. Our expectations for the second quarter of 2004 do not include the planned PeerMark acquisition, which is expected to close in May,” Carchedi stated.

“We continue to expect pro forma earnings for 2004 to grow by over 80% compared to 2003 and expect pro forma earnings of approximately $0.71 to $0.73 per share for 2004,” Carchedi continued. “Adjusting these pro forma amounts for purchase amortization and the related income tax benefit which we expect to total approximately $6.3 million in 2004, the Company now expects GAAP-basis net income of approximately $0.37 to $0.39 per share in 2004.”

CoStar Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2004	2003
	(unaudited)
Revenues	$26,278	$22,553
Cost of revenues	7,941	7,603

Gross margin	18,337	14,950
Operating expenses:
Selling and marketing	7,199	6,569
Software development	1,929	1,700
General and administrative	6,852	6,489
Purchase amortization	1,126	1,112

	17,106	15,870

Income (loss) from operations	1,231	(920)
Other income, net	238	77

Income (loss) before income taxes	1,469	(843)
Income tax expense	103	0
Income tax benefit	(115)	0

Net income (loss)	$1,481	$(843)

Net income (loss) per share — basic	$0.08	$(0.05)

Net income (loss) per share — diluted	$0.08	$(0.05)

Pro forma earnings	$3,113	$972

Pro forma earnings per share	$0.17	$0.06

Weighted average outstanding shares — basic	17,961	15,814

Weighted average outstanding shares — diluted	18,699	15,814

Reconciliation of Non-GAAP Financial Measures with Net Income (Loss)

Net income (loss)	$1,481	$(843)
Purchase amortization in cost of revenues	621	703
Purchase amortization in operating expenses	1,126	1,112
Income tax benefit	(115)	0

Pro forma earnings	$3,113	$972

Net income (loss)	$1,481	$(843)
Purchase amortization in cost of revenues	621	703
Purchase amortization in operating expenses	1,126	1,112
Depreciation and other amortization	1,570	1,456
Interest income, net	(238)	(78)
Income tax expense	103	0
Income tax benefit from purchase amortization	(115)	0

EBITDA	$4,548	$2,350

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$31,240	$35,643
Short-term investments	73,399	61,806
Accounts receivable, net	3,304	4,308
Prepaid and other current assets	2,343	1,981

Total current assets	110,286	103,738

Property and equipment, net	9,734	10,254
Intangible and other assets, net	70,719	68,941
Deposits	992	967

Total assets	$191,731	$183,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,675	$9,645
Deferred revenue	6,692	5,886

Total current liabilities	16,367	15,531

Deferred income taxes	3,067	0
Stockholders’ equity	172,297	168,369

Total liabilities and stockholders’ equity	$191,731	$183,900

	2003				2004
	Q1	Q2	Q3	Q4	Q1
Net income (loss)	$(0.8)	$(0.4)	$0.3	$1.0	$1.5
Purchase amortization	1.8	1.8	1.8	1.8	1.7
Income tax benefit	—	—	—	—	(0.1)

Pro forma earnings	$1.0	$1.4	$2.1	$2.8	$3.1

Net income (loss)	$(0.8)	$(0.4)	$0.3	$1.0	$1.5
Purchase amortization	1.8	1.8	1.8	1.8	1.7
Depreciation and other amortization	1.5	1.6	1.5	1.5	1.5
Interest income, net	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)
Income tax expense	—	—	0.2	0.1	0.1
Income tax benefit	—	—	—	—	(0.1)

EBITDA	$2.4	$2.9	$3.7	$4.2	$4.5

Management will conduct a conference call to discuss earnings results for the quarter ended March 31, 2004, and the financial outlook for 2004 at 11:00 am ET, Wednesday, April 21, 2004. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on April 30, 2004. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 6769831. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc., (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 50 U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the company has approximately 850 employees in 35 offices throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2003, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that CoStar’s revenues will grow at the rates specified herein, that CoStar’s revenues for the second quarter of 2004 will be as stated in this press release, that CoStar’s quarterly sequential growth rate for the second quarter of 2004 will be as stated in this press release, that CoStar’s pro forma earnings for the second quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar’s GAAP-basis net income for the second quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar’s estimated purchase amortization for the second quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar will be able to consummate the PeerMark transaction, that CoStar will expand into 21 new markets in 2004 or 2005, or that the commercial real estate market will continue to improve. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.